Exhibit 10.1

[LOGO]

Science Applications International Corporation

An Employee-Owned Company

VIA FEDERAL EXPRESS

October 3, 2003

Mr. Kenneth C. Dahlberg

36 Alexander Street

Alexandria, Virginia 22314

Dear Ken:

I am pleased to offer you a position as Chief Executive Officer for Science Applications International Corporation. (SAIC)(1), reporting directly to the SAIC Board of Directors.  If you accept this position you will also be nominated to membership on the Board of Directors of Science Applications International Corporation (SAIC).  Your primary office location will be in San Diego.  Your weekly base salary will be $19,230.77, which is equivalent to a rate of $1,000,000.00 per year.  We would like you to start work not later than Monday, November 3, 2003.

As the senior member of the SAIC management team, you will be eligible to participate in our annual incentive compensation plan, which has both a short-term and long-term component.  Your target short-term performance bonus for the SAIC fiscal year 2004 (FY04), which ends on January 31, 2004, will be $1,000,000.00, with the potential for up to $1,500,000.00 for extraordinary performance.  Short-term bonuses are payable in cash and fully vested SAIC stock. You will also be eligible for a long-term performance bonus in the form of stock granted on option, the details of which will be explained in a separate letter. Your bonus for FY04 will be based on both corporate performance and achievement of your FY04 objectives (as determined by the SAIC Board), and will be pro-rated based on the number of months you are employed during FY04.

This offer of employment also includes a cash sign-on bonus(2) of $660,000.00 to offset the forfeiture of your bonus for 2003 from your current employer, plus significant sign-on incentives and the opportunity to acquire stock in SAIC.  Specific information on the stock features of your employment offer will be covered in a separate letter.

SAIC will cover the cost of relocating you and your family from Virginia to California, with relocation to occur at your earliest convenience.  You will be reimbursed for the actual costs of relocating your household, including the cost of temporary living expenses, moving household goods, home travel to Virginia prior to relocation, real estate acquisition/disposal expenses and loss protection benefits.  SAIC will provide you with a one time “gross up” to your base salary to cover your federal, state and local income and employment tax liability on the relocation benefits provided by SAIC.(3)

If your employment is involuntarily terminated by SAIC during the first three years of your employment for reasons other than cause,(4) SAIC will continue your base salary, target short-term bonus and benefits for the balance of that period.  At the end of your salary and benefit continuation period, you will be provided with at least two years of non-paid consulting status during which time your unvested SAIC options and/or vesting stock will continue to vest.  The severance benefits described in this letter will be SAIC’s sole and exclusive obligation to you in the event you are terminated for reasons other than cause.  In return for these separation benefits, you will be required to sign a release and a non-compete/non-solicitation agreement.(5)

(1)           Subject to Board approval.

(2)           At your request, your cash sign-on bonus will be paid to you in early January 2004.

(3)           You agree to repay any relocation payments from SAIC, should you resign your employment within one year of your start date.

(4)           “Cause” shall be defined as (i) a willful failure to substantially perform your duties, (ii) gross misconduct or, (iii) conviction of a felony.

(5)           Should you become employed by SAIC it is understood that you or the Company may terminate this employment relationship at any time, with or without notice.

10260 Campus Point Drive, San Diego, CA 92121-1578 (858) 826-6000

As an employee of SAIC, you will be eligible to receive the fringe benefit package described in the enclosed documents and offer package CD-ROM.  In addition, you will be provided with a country club membership, first class seating for your SAIC business travel, up to $10,000.00 for financial planning and/or tax preparation within the first two years of your employment and disability insurance which will replace 70% of your base salary up to age 65.  Please review the CD-ROM, complete the following forms and return them to SAIC not later than your first day of work.(6)

Education Summary and Pre-Employment Statement

Mutual Agreement to Arbitrate Claims

Invention, Copyright and Confidentially Agreement

Standards of Business Ethics and Conduct Certification

Employment Eligibility Certification (I-9) (w/required documents)

SAIC has a strong policy against employee use of illegal drugs and substance abuse.  Your employment is also contingent upon your successfully passing a medical laboratory screen for illegal drugs.  Details on this screening process will be provided to you prior to your first day of work.

Our commitment to technical leadership, quality, ethics and employee ownership, combined with our extraordinary range of technologies, has made SAIC the largest employee-owned R&D company in the world.  It is our intention to foster an environment conducive to challenge and opportunity.  In turn, we believe that your capabilities will significantly enhance our management team and contribute to the future growth and success of the company.

This employment offer is effective through October 6, 2003.  Please indicate your acceptance of this offer by signing this letter in the space provided below and faxing it to me at (858) 826-2407 prior to the expiration date.  You should also mail the letter with your signature, to me in the enclosed envelope.

We look forward to a mutually rewarding association.  Should you have any questions, please call me at

(858) 826-2405.

Sincerely,

Science Applications International Corporation

/s/ B.L. Theule
B.L. Theule
Senior Vice President
Human Resources

I accept the terms and conditions of this employment offer.

/s/ Kenneth C. Dahlberg	10/11/03
Kenneth C. Dahlberg	Date

(6)           Your employment is contingent upon these documents being completed, signed and returned to SAIC.